Exhibit 99.1

ATI Announces First Quarter 2018 Results

First Quarter 2018 Results

  Sales were $979 million, 8% higher than Q4 2017; increased 13% versus Q1 2017
    High Performance Materials & Components sales of $561 million, increased 8% versus Q4 2017; up 10% year-over-year
    Flat Rolled Products sales of $418 million, 7% higher sequentially; up 18% versus Q1 2017
  Business segment operating profit was $96.4 million, or 9.8% of sales
    HPMC segment operating profit was $85.5 million, or 15.2% of sales
      Strong Q1 aero-engine market sales
    FRP segment operating profit was $10.9 million, or 2.6% of sales
      FRP results include $8 million of negative Q1 items
  Net income attributable to ATI was $58.0 million, or $0.42 per share
    Results include a $15.9 million pre-tax gain, or $0.10 per share, related to the A&T Stainless joint venture formation
    Adjusted net income attributable to ATI of $43.3 million, or $0.32 per share, excluding the joint venture gain

PITTSBURGH--(BUSINESS WIRE)--April 24, 2018--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2018 results, with sales of $979 million and net income attributable to ATI of $58.0 million, or $0.42 per share. Adjusted first quarter 2018 net income attributable to ATI was $43.3 million, or $0.32 per share, excluding a $15.9 million pre-tax, or $0.10 per share, gain on the sale of a 50% interest and subsequent deconsolidation of the A&T Stainless joint venture in March 2018, which was excluded from business segment results. ATI sales were 8% higher and adjusted net income was 25% higher compared to the fourth quarter 2017 adjusted results. Compared to the prior year quarter, ATI sales were 13% higher and adjusted earnings per share of $0.32 doubled the Q1 2017 results of $0.16 per share.

“Results in our High Performance Materials and Components (HPMC) segment were better than expected, particularly sales to aero-engine customers, with revenue from the commercial jet engine market growing 23% versus the prior year,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Continued strong sales of next-generation jet engine products, which were up 65% year-over-year, drove HPMC segment operating profit margin to 15.2% of sales, marking its best quarterly performance in over 5 years. These results demonstrate the power of next-generation product mix, with these materials, parts, and components representing 48% of total first quarter HPMC jet engine product sales.

“Our Flat Rolled Products (FRP) business continued to make good progress in the first quarter towards our goal of sustainable profitability, generating approximately $11 million of segment operating profit, or 2.6% of sales. First quarter sales increased 18% versus the prior year, including an 80% increase in sales to the oil & gas market, which was primarily due to large international pipeline projects. Consistent with our prior guidance, first quarter 2018 FRP results were negatively impacted by $8 million, mostly due to required accounting changes on retirement benefit cost capitalization in inventory. FRP was also negatively impacted by lower foreign currency hedge gains compared to fourth quarter 2017. Expected negative impacts from lower ferrochrome surcharges were mostly offset by higher nickel surcharges experienced late in the quarter.”

  ATI’s sales to key global markets represented 81% of total ATI sales for 2018:
    Sales to the aerospace and defense markets were $462 million and represented 47% of ATI sales: 28% commercial jet engine, 12% commercial airframe, 7% government aero/defense.
    Sales to the oil & gas market were $153 million and represented 16% of ATI sales.
    Sales to the automotive market were $79 million and represented 8% of ATI sales.
    Sales to the electrical energy market were $52 million and represented 5% of ATI sales.
    Sales to the medical market were $45 million and represented 5% of ATI sales.
  International sales represented 43% of ATI’s 2018 sales.

“On March 1, 2018, we announced the formation of the A&T Stainless joint venture (JV) to produce 60-inch wide stainless sheet products for sale in North America. ATI’s share of the A&T Stainless JV results is included in FRP segment operating profit. ATI’s contribution to the JV included our previously-idled direct roll anneal and pickle (DRAP) facility in Midland, PA. Our JV partner purchased its 50% JV interest for $17.5 million, which will be paid in installments during 2018. As a result, ATI recognized a $15.9 million pre-tax gain, which was excluded from FRP segment results. On March 26, 2018, we filed for an exclusion from the recently enacted Section 232 tariffs on behalf of the A&T Stainless JV, which imports semi-finished stainless slab products from Indonesia. In the absence of an exclusion, these slabs will be subject to the 25% tariff recently levied on all stainless steel products imported into the United States,” Harshman said.

As of March 31, 2018, cash on hand was $110 million and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $305 million, with $50 million borrowed under the revolving credit portion of the ABL. As expected, growth in managed working capital to support higher business volumes and funding during the production ramp-up of the A&T Stainless JV combined to require short-term ABL borrowings. However, managed working capital as a percentage of sales declined sequentially to 37% as revenue growth continued. Capital expenditures for the first quarter 2018 were $42 million, including the initial down payments for the recently announced iso-thermal press and heat treating expansions as well as significant expenditures on the STAL expansion in China, which is scheduled to be completed in the second quarter.

Strategy and Outlook

“We expect continued year-over-year revenue growth and operating margin improvement in our HPMC segment in 2018 resulting from ongoing aerospace market demand growth and improved asset utilization. We continue to expect HPMC segment margins to expand by approximately 200 basis points versus the full year 2017. The rate of improvement will likely vary by quarter due to the next-generation product sales cadence and other factors,” Harshman said. “We remain confident in our customers’ continued elevated order patterns due to increasing jet engine build rates over the next several years. Our focus continues to be on strong operational execution, continuous improvement initiatives, and on meeting the aerospace production ramp requirements.

“In the FRP segment, we see continued strong end-market demand and the benefits from ongoing operational improvements, growth in our differentiated products, and benefits from the A&T Stainless joint venture.

“Cash generation from operations remains a key focus, and we intend to carefully balance our working capital and other cash needs with the pace of our capital expenditure requirements and financing obligations. As a result of our ongoing operational improvements, anticipated financial performance, and disciplined spending, we expect to generate at least $150 million of free cash flow in 2018, excluding contributions to the ATI Pension Plan. We plan to end 2018 with no borrowings under our ABL facility. Finally, we do not expect to pay any significant U.S. federal or state income taxes in 2018 due to net operating loss carryforwards,” Harshman concluded.

First Quarter 2018 Financial Results

  Sales for the first quarter 2018 were $979.0 million, an 8% increase compared to the fourth quarter 2017 and a 13% increase compared to the prior year’s first quarter. HPMC sales in 2018 reflect stronger demand for nickel-based and specialty alloy products and components. FRP sales in 2018 include a stronger mix of high-value products, particularly nickel-based alloys.
  Gross profit in the first quarter 2018 was $148.6 million, or 15.2% of sales, compared to $142.6 million, or 15.7% of sales, in the fourth quarter of 2017 and $124.8 million, or 14.4% of sales in the prior year’s first quarter. Gross profit and operating profit now reflect required accounting changes to classify the non-service cost components of retirement benefit expense as nonoperating expenses. Prior period results were restated for this required reporting change, which did not affect pre-tax or net-of-tax results, or how ATI calculates business segment operating profit.
  Non-operating income in the first quarter 2018 includes a $15.9 million gain on the deconsolidation and derecognition of the A&T Stainless entity following the sale of a 50% interest to our JV partner. The gain, including ATI’s retained 50% share, was based on the fair value of the joint venture.
  Net income attributable to ATI for the first quarter 2018 was $58.0 million, or $0.42 per share, and adjusted net income was $43.3 million, or $0.32 per share, excluding the A&T Stainless gain. This compares to net income attributable to ATI of $1.7 million, or $0.01 per share for the fourth quarter 2017, and adjusted net income of $34.6 million, or $0.27 per share, excluding the debt extinguishment charge and tax legislation benefits. For the first quarter 2017, net income attributable to ATI was $17.5 million, or $0.16 per share. Results in all periods include impacts from income taxes which differ from applicable standard tax rates, primarily related to impacts of income tax valuation allowances.
  Cash on hand at March 31, 2018 was $109.9 million. In the first quarter 2018, cash used in operating activities was $47.1 million, including $63.1 million invested in managed working capital. Capital expenditures in the first quarter 2018 were $41.6 million. Cash provided by financing activities was $56.9 million, primarily related to $50.0 million of revolving credit borrowings under the ABL.

High Performance Materials & Components Segment

Market Conditions

  Aerospace and defense sales in the first quarter 2018 were $426.7 million, 7% higher than the fourth quarter 2017, and represented 76% of total segment sales. Compared to the fourth quarter 2017, commercial jet engine sales were 17% higher, commercial airframe sales were flat and government aero/defense sales were 16% lower. Total HPMC first quarter 2018 sales increased 8% over the fourth quarter 2017, with sales to the construction & mining markets up 30%. Sales of forged and cast components were more than 25% above fourth quarter 2017 levels. Direct international sales represented 48% of total segment sales for the first quarter 2018.

First quarter 2018 compared to first quarter 2017

  Sales were $560.7 million, a $50.3 million, or 10%, increase compared to the first quarter 2017, primarily due to higher sales of forged and cast components, which were up by one-third over the prior year. Sales to the commercial aerospace market, which represented 65% of first quarter 2018 sales, were 13% higher than the prior year, including a 23% increase in sales to the commercial jet engine market. Construction and mining market sales were 52% higher, while sales to the medical market were 13% lower primarily due to increased competition in MRI end uses.
  Segment operating profit improved to $85.5 million, or 15.2% of sales, compared to $50.9 million, or 10.0% of sales for the first quarter 2017. This operating profit improvement reflects higher productivity from increasing aerospace and defense sales, and an improved product mix of next-generation nickel alloys and forgings for the aero engine market.

Flat Rolled Products Segment

Market Conditions

  In the first quarter 2018, market conditions continued to improve in the oil & gas market, with sales of $137.5 million, a 20% increase compared to the fourth quarter 2017, primarily due to demand for nickel sheet for large oil & gas and pipeline projects. Additional project-based demand is expected later in 2018. Sales remained strong in the automotive market, increasing 18% sequentially. Sales increased 4% for high-value products and 11% for standard products, compared to the fourth quarter 2017. Direct international sales were 37% of first quarter 2018 segment sales.

First quarter 2018 compared to first quarter 2017

  Sales were $418.3 million, a $62.8 million, or 18%, increase compared to the prior year period, due to higher shipment volume for high-value products, primarily nickel-based and specialty alloys for oil & gas projects. Sales of standard products were 5% lower, compared to the first quarter 2017.
  Segment operating profit was $10.9 million, or 2.6% of sales, compared to $19.0 million, or 5.3% of sales for the first quarter 2017. Results in 2018 included approximately $8 million of negative impacts from required accounting changes on retirement benefit cost capitalization in inventory, as well as reduced benefits of foreign currency hedges. Prior year results also reflect $6 million of higher raw material surcharge benefits related primarily to a change in the ferrochrome surcharge calculation.

Closed Operations and Other Expenses

  Closed operations and other expenses in the first quarter 2018 were $8.1 million, which was $2.5 million higher than the fourth quarter 2017. The prior year period included a $3.7 million benefit for reductions in liabilities for legacy employee benefit programs. For the remaining quarters of 2018, we expect closed operations and other expenses to be comparable to the first quarter 2018.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. federal and state deferred tax assets, and we do not expect to pay any significant U.S. federal or state income taxes for the next few years due to net operating loss carryforwards. The first quarter 2018 7.6% tax rate primarily relates to income taxes on non-U.S. operations.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, April 24, 2018, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2017, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.6 billion for the twelve month period ended March 31, 2018, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. ATIMetals.com

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2018	2017	2017

Sales	$979.0	$909.9	$865.9

Cost of sales	830.4	767.3	741.1
Gross profit	148.6	142.6	124.8

Selling and administrative expenses	67.1	60.5	57.9
Operating income	81.5	82.1	66.9
Nonoperating retirement benefit expense	(8.3)	(13.4)	(13.6)
Interest expense, net	(25.5)	(31.6)	(33.5)
Debt extinguishment charge	-	(37.0)	-
Other income, net	17.8	0.3	3.3
Income before income taxes	65.5	0.4	23.1
Income tax provision (benefit)	5.0	(4.8)	2.0
Net income	$60.5	$5.2	$21.1
Less: Net income attributable to noncontrolling interests	2.5	3.5	3.6
Net income attributable to ATI	$58.0	$1.7	$17.5

Basic net income attributable to ATI per common share	$0.46	$0.01	$0.16

Diluted net income attributable to ATI per common share	$0.42	$0.01	$0.16

Weighted average common shares outstanding -- basic (millions)	125.0	117.5	107.5

Weighted average common shares outstanding -- diluted (millions)	145.5	118.6	128.2

Actual common shares outstanding -- end of period (millions)	125.6	125.9	108.8

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2018	2017	2017
Sales:
High Performance Materials & Components	$560.7	$517.7	$510.4
Flat Rolled Products	418.3	392.2	355.5

Total external sales	$979.0	$909.9	$865.9

Operating profit:

High Performance Materials & Components	$85.5	$65.8	$50.9
% of Sales	15.2%	12.7%	10.0%

Flat Rolled Products	10.9	22.4	19.0
% of Sales	2.6%	5.7%	5.3%

Total operating profit	96.4	88.2	69.9
% of Sales	9.8%	9.7%	8.1%

LIFO and net realizable value reserves	-	-	-

Corporate expenses	(13.2)	(13.6)	(10.3)

Closed operations and other expense	(8.1)	(5.6)	(3.0)

Gain on joint venture deconsolidation	15.9	-	-

Debt extinguishment charge	-	(37.0)	-

Interest expense, net	(25.5)	(31.6)	(33.5)

Income before income taxes	$65.5	$0.4	$23.1

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	March 31,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$109.9	$141.6
Accounts receivable, net of allowances for doubtful accounts	606.4	545.3
Short-term contract assets	38.6	-
Inventories, net	1,210.8	1,176.1
Prepaid expenses and other current assets	86.1	52.7
Total Current Assets	2,051.8	1,915.7

Property, plant and equipment, net	2,490.7	2,495.7
Goodwill	534.2	531.4
Long-term contract assets	16.1	-
Other assets	257.2	242.6

Total Assets	$5,350.0	$5,185.4

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$424.7	$420.1
Accrued liabilities	205.3	282.4
Short-term contract liabilities	66.2	-
Short-term debt and current portion of long-term debt	63.7	10.1
Total Current Liabilities	759.9	712.6

Long-term debt	1,535.3	1,530.6
Accrued postretirement benefits	311.4	317.8
Pension liabilities	687.2	697.0
Deferred income taxes	10.7	9.7
Long-term contract liabilities	19.7	-
Other long-term liabilities	62.5	73.2
Total Liabilities	3,386.7	3,340.9

Total ATI stockholders' equity	1,846.1	1,739.4
Noncontrolling interests	117.2	105.1
Total Equity	1,963.3	1,844.5

Total Liabilities and Equity	$5,350.0	$5,185.4

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Three Months Ended
	March 31
	2018	2017

Operating Activities:

Net income	$60.5	$21.1

Depreciation and amortization	39.8	40.3
Deferred taxes	(0.2)	1.2
Change in managed working capital	(63.1)	(11.2)
Change in retirement benefits (a)	0.5	(128.1)
Accrued liabilities and other	(84.6)	(33.5)
Cash used in operating activities	(47.1)	(110.2)
Investing Activities:
Purchases of property, plant and equipment	(41.6)	(24.8)
Asset disposals and other	0.1	2.6
Cash used in investing activities	(41.5)	(22.2)
Financing Activities:
Borrowings on long-term debt	6.4	-
Payments on long-term debt and capital leases	(1.3)	(0.3)
Net borrowings under credit facilities	50.9	67.7
Sale to noncontrolling interests	7.4	-
Taxes on share-based compensation and other	(6.5)	(4.8)
Cash provided by financing activities	56.9	62.6
Decrease in cash and cash equivalents	(31.7)	(69.8)
Cash and cash equivalents at beginning of period	141.6	229.6
Cash and cash equivalents at end of period	$109.9	$159.8
(a)	Includes $(135) million contribution to the U.S. defined benefit pension plan in 2017.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2018	2017	2017
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	29%	31%	26%
Precision forgings, castings and components	21%	18%	18%
Titanium and titanium-based alloys	16%	16%	18%
Precision and engineered strip	13%	14%	14%
Zirconium and related alloys	5%	5%	6%
Total High-Value Products	84%	84%	82%
Standard Products
Stainless steel sheet	9%	8%	10%
Specialty stainless sheet	4%	4%	5%
Stainless steel plate and other	3%	4%	3%
Total Standard Products	16%	16%	18%
Grand Total	100%	100%	100%

	Three Months Ended
	March 31	December 31	March 31
Shipment Volume:	2018	2017	2017

Flat Rolled Products (000's lbs.)
High value	84,042	90,332	75,333
Standard	109,249	100,973	114,985
Flat Rolled Products total	193,291	191,305	190,318

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.30	$2.94	$2.77
Standard	$1.26	$1.23	$1.26
Flat Rolled Products combined average	$2.15	$2.04	$1.86

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2018	2017	2017

Numerator for Basic net income per common share -
Net income attributable to ATI	$58.0	$1.7	$17.5
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.2	-	3.0
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$61.2	$1.7	$20.5

Denominator for Basic net income per common share -
Weighted average shares outstanding	125.0	117.5	107.5
Effect of dilutive securities:
Share-based compensation	0.6	1.1	0.8
4.75% Convertible Senior Notes due 2022	19.9	-	19.9
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	145.5	118.6	128.2

Basic net income attributable to ATI per common share	$0.46	$0.01	$0.16

Diluted net income attributable to ATI per common share	$0.42	$0.01	$0.16

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2018	2017

Accounts receivable	$606.4	$545.3
Short-term contract assets	38.6	-
Inventory	1,210.8	1,176.1
Accounts payable	(424.7)	(420.1)
Short-term contract liabilities	(66.2)	-
Subtotal	1,364.9	1,301.3

Allowance for doubtful accounts	5.9	5.9
LIFO reserve	(23.1)	(43.1)
Inventory reserves	101.0	121.5
Managed working capital	$1,448.7	$1,385.6

Annualized prior 3 months sales	$3,916.1	$3,639.5

Managed working capital as a % of annualized sales	37.0%	38.1%

March 31, 2018 change in managed working capital	$63.1
As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately. With the adoption of the new revenue recognition accounting guidance in 2018, we now include short-term contract assets and liabilities in the calculation of managed working capital. In 2017 and prior periods, portions of contract assets and liabilities were included in managed working capital. Prior managed working capital calculations were not revised for this accounting change.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2018	2017

Total debt (a)	$1,611.5	$1,553.8
Less: Cash	(109.9)	(141.6)
Net debt	$1,501.6	$1,412.2

Net debt	$1,501.6	$1,412.2
Total ATI stockholders' equity	1,846.1	1,739.4
Net ATI capital	$3,347.7	$3,151.6

Net debt to ATI capital	44.9%	44.8%

Total debt (a)	$1,611.5	$1,553.8
Total ATI stockholders' equity	1,846.1	1,739.4
Total ATI capital	$3,457.6	$3,293.2

Total debt to total ATI capital	46.6%	47.2%
(a)	Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated April 24, 2018:

	Three Months Ended
	March 31	December 31
	2018	2017

Net income attributable to ATI	$58.0	$1.7
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(14.7)	-
Debt extinguishment charge, net of tax (b)	-	37.0
Income tax items including valuation allowances (c)	-	(4.1)
Net income attributable to ATI excluding special items	$43.3	$34.6

	Per Diluted Share *
Net income attributable to ATI	$0.42	$0.01
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(0.10)	-
Debt extinguishment charge, net of tax (b)	-	0.29
Income tax items including valuation allowances (c)	-	(0.03)
Net income attributable to ATI excluding special items	$0.32	$0.27
* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) First quarter 2018 results include a gain on deconsolidation of A&T Stainless following the sale of a 50% noncontrolling interest and subsequent derecognition. The $15.9 pretax gain, including ATI's retained 50% share, was recorded at fair value.

(b) Fourth quarter 2017 results include a debt extinguishment charge of $37.0 after-tax, or $(0.29) per share, for the full redemption of the $350, 9.375% Senior Notes due 2019.

(c) Fourth quarter 2017 results include $4.1 of tax benefits, or $0.03 per share, from the 2017 Tax Cuts and Jobs Act legislation.

Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the ATI Pension Plan, the Company's U.S. qualified defined benefit pension plan.

CONTACT:
Allegheny Technologies Incorporated
Scott Minder, 412-395-2720